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                                                                EXHIBIT (24)



                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Summit Bancorp:

We consent to the inclusion in the current report on Form 8-K/A of Summit Bancorp. of our report dated January 17, 1995, relating to the consolidated balance sheets of The Summit Bancorporation and subsidiaries as of December 31, 1994, and 1993, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994, which report is included in the December 31, 1994 Annual Report on Form 10-K of The Summit Bancorporation.


                                        /s/ KPMG Peat Marwick LLP
                                        -----------------------------------
                                        KPMG Peat Marwick LLP



Short Hills, New Jersey
March 21, 1996